Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”), dated as of September 14, 2018, by and between Corporation, a Delaware corporation (the “Company”), and Diane (Vogt) Faro (the “Executive”).

WHEREAS, the Company and the Executive have entered into an employment agreement (the “Original Agreement”) as of May 5, 2016, by and between the Company and the Executive;

WHEREAS, the Original Agreement terminated on May 5, 2018;

WHEREAS, the Executive has continued to be employed by the Company as Chief Executive Officer since such termination; and

WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue employment with the Company, on the terms described in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

Section 1.                   Employment.

1.1.             Term. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Agreement, commencing on September 14, 2018 (the “Commencement Date”) and ending on May 5, 2019, unless terminated earlier in accordance with Section 3 hereof or extended by the parties by mutual agreement in writing (the “Term”).

1.2.             Duties. During the Term, the Executive shall serve as Chief Executive Officer of the Company, and shall serve in such other positions as an officer or director of the Company and such affiliates of the Company as the Company may request from time to time. In all positions, the Executive shall perform such duties, functions and responsibilities during the Term as directed by the Board of Directors of the Company (the “Board”).

1.3.             Location. The Executive will commute to the Company’s office located in Carrollton, Texas, although Executive acknowledges that her position will require travel and the performance of work on behalf of the Company away from the Company’s headquarters.

1.4.             Exclusivity. During the Term, the Executive shall devote her full business time and attention to the business and affairs of the Company, shall faithfully serve the Company, and shall conform to and comply with the lawful and reasonable directions and instructions given to her by the Board. During the Term, the Executive shall use her best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, provided that the Executive shall be entitled to engage in corporate, civic or charitable activity, so long as such activity would not interfere with the performance of Executive’s duties as an executive, violate written Company policies, violate applicable law, or otherwise adversely affect the Company’s business, which shall specifically include, but shall not be limited to, Executive’s partial ownership of, and provision of advisory services to, National Benefit Programs, LLC.

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Section 2.                   Compensation.

2.1.             Salary. During the Term, Executive will be paid a base salary at an annualized rate of $450,000 (the “Base Salary”). The Base Salary shall be paid to Executive payable in accordance with the Company’s normal and customary payroll practices as in effect from time to time and shall be subject to all applicable withholdings and deductions.

2.2.             Annual Bonus. The Executive shall be eligible to receive an annual bonus payable in shares of common stock of the Company (“Annual Bonus”) of up to fifty percent (50%) of the Executive’s Base Salary as of the end of the calendar year to which such bonus relates, as determined in the sole discretion of the Board based upon performance goals established in advance of or early in each such year by the Board. For calendar year 2017, the Executive and the Company agree that, notwithstanding anything to the contrary (including any provision in the Original Agreement), the Executive will receive an Annual Bonus of $162,375 payable to the Executive within 30 days following the date of this Agreement. Any other Annual Bonus will be paid at the time and on such conditions as are generally applicable to the bonus payments made by the Company to similarly situated employees, provided that such payment shall be made no later than ninety (90) days following the end of the calendar year to which such bonus relates, so long as Executive is employed by the Company, without having provided notice of resignation or receiving notice of termination, on the payment date, except as otherwise provided herein. The shares of common stock used to pay any Annual Bonus shall be valued at the closing price of the Company’s common stock as reported on the Nasdaq Stock Market or such other national securities exchange on which the Company’s common stock is listed (or if not listed, the closing price of such shares on the OTC Bulletin Board) on the date of grant.

2.3.             [Intentionally left Blank]

2.4.             Benefits. During the Term, the Executive shall be entitled to participate in the Company’s employee benefit plans, including such retirement, insurance, medical, dental, and other employee benefit plans, as may be maintained by the Company from time to time, on the same terms as similarly situated employees of the Company.

2.5.             Vacation. During the Term, the Executive shall be entitled to vacation in accordance with the Company’s vacation policy as may be in effect from time to time.

2.6.             Rental Home. During the Term, the Company shall reimburse the Executive for (i) the reasonable costs of rental of an apartment in or around Dallas, Texas, up to a maximum of $3,500 per month, and (ii) the reasonable costs for Executive to fly to and from Dallas, Texas.

2.7.             Business and Entertainment Expenses. The Company shall pay or reimburse the Executive for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Term in performing her duties under this Agreement, upon presentation of documentation satisfactory to Company of the incurrence of such expense and in accordance with the expense reimbursement policy of the Company as approved by the Board and in effect from time to time.

Section 3.                   Employment Termination.

3.1.             Termination by the Company Other Than For Cause or Death or Disability; Termination by Executive for Good Reason. In the event that the Executive’s employment is terminated by the Company other than for a reason set forth in Sections 3.2 or 3.4, or the Executive terminates her employment for “Good Reason,” then, in addition to any Base Salary earned but unpaid through the date of termination and any accrued but unused vacation time as of the date of termination (the “Accrued Obligations”), the Company shall continue to pay the Executive her then current Base Salary following the date of the termination of the Executive’s employment the later of (i) May 5, 2019 and (ii) six months following the Executive’s termination date (the “Continuation Period”). The Company’s obligations to make the payments and provide the benefits set forth in this Section 3.1 (other than the Accrued Obligations) shall be conditioned upon: (x) the Executive’s continued compliance with her obligations under Section 4 of this Agreement, and (y) the Executive’s execution, delivery and non-revocation within sixty (60) days following the Executive’s termination date of a valid and enforceable general release of claims (other than claims for post-termination payments and benefits pursuant to this Section 3.1) in favor of the Company and related persons/entities and mutual non-disparagement agreement (the “Release”) in a form acceptable to the Company. In the event that the Executive breaches any of the covenants set forth in Section 4 of this Agreement, the Company’s obligations to make any payments under this Section (other than Accrued Obligations) will automatically and immediately terminate. The severance payments set forth in this Section 3.1 shall commence as soon as practicable following the effectiveness of the Release; provided that, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance promulgated thereunder (“Section 409A”), if the 60-day period described above begins in one calendar year and ends in the following calendar year, then any payment that, but for this proviso, would have been made in the first such calendar year shall be deferred and paid on the first normal payroll date of the Company in the second calendar year, with each subsequent payment to be made as though no such delay had occurred. “Good Reason” shall mean (a) a material change, without the Executive’s written consent, of (i) the nature and scope of the authorities, powers, functions or duties assigned to the Executive, or (ii) the Executive’s compensation, which material change is not cured within thirty (30) days after written notice by the Executive to the Company identifying the material change, which notice must be provided within thirty (30) days of the occurrence of the material change giving rise to Good Reason, (b) the Company’s breach of any material terms of this Agreement and such breach is not cured to the reasonable satisfaction of Executive within thirty (30) days after written notice by the Executive to the Company identifying the breach, which notice must be provided within thirty (30) days of the occurrence of the breach giving rise to Good Reason, or (c) relocation of the Executive’s primary office more than thirty (30) miles from Dallas, Texas, without Executive’s written consent, which written notice by Executive of termination for Good Reason must be provided within thirty (30) days of the occurrence of the relocation. Notwithstanding the foregoing, the Company's appointment of a new Chief Executive Officer during the Term shall not constitute Good Reason and the Executive agrees to cooperate with such transition should it occur.

3.2.             Termination by the Company For Cause. The Company may terminate the Executive’s employment with the Company during the Term in the event the Executive engages in conduct, or fails to take any action, which constitutes Cause. Upon the termination of Executive’s employment for Cause during the Term, the Executive will receive the Accrued Obligations. For purposes of this Agreement, “Cause” shall mean that the Board has made a good faith determination that the Executive has engaged in any of the following:

(a)                any indictment for, conviction of, or plea of guilty or nolo contendere to, (x) any felony or (y) any crime (whether or not a felony) involving fraud, breach of trust or moral turpitude, whether of the United States or any state thereof or any similar foreign law to which the Executive may be subject;

(b)                any willful or grossly negligent failure by the Executive to comply with any written rules, regulations, policies or procedures of the Company that, if not complied with, would reasonably be expected to have a material adverse effect on the business or financial condition of the Company; or

(c)                the Executive’s material breach of the Executive’s covenants contained in Section 4 of this Agreement, or the Executive’s willful material breach of the Executive’s obligations or representations contained in any other Section of this Agreement or other agreement with the Company by which the Executive may be bound; provided, however, that in the case of a termination by the Company pursuant to subsections (b) and (c) above, the Company shall, in the event that the conduct or actions constituting Cause are capable of cure, first provide the Executive with written notice of the conduct or actions constituting Cause within thirty (30) days of the occurrence of the conduct or actions, and then give the Executive thirty (30) days from the date of such notice to cure the Executive’s conduct or actions.

3.3.             Termination by the Executive Other Than for Good Reason. The Executive may terminate the Executive’s employment for any reason during the Term other than for Good Reason, upon thirty (30) days prior written notice to the Company. The Company, in its sole discretion, may choose to relieve Executive of some or all of her duties during the notice period described in the immediately preceding sentence, in which case the Executive will continue to receive her regular pay and benefits through the end of such notice period. Upon the termination of the Executive’s employment by the Executive during the Term other than for Good Reason, the Company’s sole obligations shall be to provide Executive with the Accrued Obligations.

3.4.             Termination of Employment by Company for Disability or Death. The Company may terminate the Executive’s employment during the Term for disability (as determined under the Company’s long-term disability plan as in effect from time to time) upon thirty (30) days prior written notice to the Executive. Executive’s employment will automatically terminate upon the Executive’s death. Upon the termination of the Executive’s employment with the Company during the Term for disability or death, the Company’s sole obligations shall be to provide Executive with the Accrued Obligations.

3.5.             Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive payments due the Executive upon a termination of her employment.

3.6.             Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be deemed to have resigned, as of the date of such termination, from all positions she then holds as an officer, director, employee and member of the Board (and any committee thereof) and any of the Company’s affiliates.

3.7.             Cooperation. During the longer of the Continuation Period or a period of three (3) months following the date of the Executive’s termination, the Executive agrees to reasonably cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company and its affiliates. This cooperation includes but is not limited to providing Company with all information known to her related to claims, controversies, disputes, or complaints of which she has any knowledge or that may relate to her or her employment with Company and appearing and giving testimony in any forum. The Company shall reimburse the Executive for out-of-pocket expenses reasonably incurred by Executive in connection with Executive’s obligations under this Section 3.7.

Section 4.                   Unauthorized Disclosure; Non-Solicitation; Non-Competition; Proprietary Rights.

4.1.             Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company, the Executive has been and will be exposed to, and the Company hereby agrees that it will provide the Executive access to, confidential, proprietary, and non-public information relating to the Company, its affiliates, and/or third parties including, without limitation, technical information, intellectual property, medical information, business and marketing plans, strategies, customer information and lists, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential and in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not, directly or indirectly: (i) disclose any Confidential Information to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization (each a “Person”) without the prior written consent of the Company; or (ii) use or attempt to use any Confidential Information, except, in each case, in connection with Executive’s employment with the Company during the Term or required by law, in which case the Executive shall provide the Company with written notice of such requirement as far in advance as possible of such anticipated disclosure so as to enable the Company to seek (with Executive’s cooperation) an appropriate protective order or confidential treatment. Nothing in this Section 4.1 shall prohibit the Executive from disclosing Confidential Information that has become publicly available other than by disclosure by the Executive in violation of this Section 4.1, nor shall anything in this Agreement prohibit or restrict the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

4.2.             Non-Competition. By and in consideration of the Company’s entering into this Agreement and the payments to be made and benefits to be provided by the Company hereunder, and in further consideration of the Company’s agreement to provide the Executive access to the Confidential Information of the Company and its affiliates, the Executive agrees that, in the event that the Executive’s employment is terminated by the Company for Cause, or by the Executive without Good Reason, the Executive shall not, for a one-year period following the termination of the Executive’s employment (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Competitive Enterprise (as defined below); provided, that in no event shall ownership of two percent (2%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Competitive Enterprise” shall mean any Person that offers or provides products or services, or engaged in any business, of the type offered by Company or its affiliates or which the Company or its affiliates has documented plans to offer during the Restriction Period. Notwithstanding anything to the contrary set forth above, the restrictions in this Section shall not apply to Executive’s partial ownership of, and provision of advisory services to, National Benefit Programs, LLC.

4.3.             Non-Solicitation. In the event that the Executive’s employment is terminated by the Company for Cause, or by the Executive without Good Reason, the Executive shall not, during the Restricted Period: (i) directly or indirectly contact, induce, solicit (or assist any Person to contact, induce or solicit) for employment, or hire, any Person who is, or within twelve (12) months prior to the date of such contact, inducement, solicitation or hire was, a director, officer or employee of the Company or any of its affiliates; or (ii) on behalf of any Competitive Enterprise, solicit or attempt to solicit, directly or by assisting others, the business of any customer or prospective customer of the Company or its affiliates with whom the Executive had material conduct during her employment with the Company, or induce or attempt to induce, directly or by assisting others, any such customer or prospective customer of the Company or its affiliates to cease doing business with, or materially alter, or interfere with, its business relationship with, the Company or its affiliates. Notwithstanding anything to the contrary set forth above, the restrictions in this Section shall not apply to Executive’s partial ownership of, and provision of advisory services to, National Benefit Programs, LLC.

4.4.             Return of Property. Upon termination of the Executive’s employment with the Company, or the earlier request of Company, the Executive shall promptly return to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in her (or capable of being reduced to her) possession, custody, or control.

4.5.             Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by her, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company and its affiliates, or using the Company’s resources or facilities (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable affiliate, the Executive assigns all of her right, title and interest in and to all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. are owned upon creation by the Company and/or its applicable affiliate as the Executive’s employer. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its affiliates therein or herein (including to vest Company or its nominee with sole ownership of all Developments). These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to the Developments, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. In connection with her execution of this Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that she holds as of the date hereof. If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.5, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and in the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section with the same legal force and effect as if executed by the Executive.

4.6.             Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law and Section 4 of this Agreement, Executive agrees not to disclose the terms of this Agreement to any Person; provided the Executive may disclose this Agreement and/or any of its terms to the Executive’s immediate family, financial advisors, attorneys, and, subject to Company’s prior approval as to content, to prospective employers of Executive, so long as every such person to whom the Executive makes such disclosure agrees not to disclose the terms of this Agreement further. Executive agrees to notify, and consents to the notification by the Company of, any subsequent employer or other Person for whom the Executive may be performing services of Executive’s rights and obligations under Section 4 of this Agreement.

4.7.             Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages or post security, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, those set forth in Section 3.1. The terms of this Section 4.7 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the legitimate business interests of the Company and its affiliates because of the Executive’s access to Confidential Information and her material participation in the operation of such businesses. Executive further agrees that any claims she may have against the Company, whether under this Agreement or otherwise, will not constitute a defense to enforcement of the restrictions set forth in this Section 4. If any covenant set forth in this Section 4 is deemed invalid or unenforceable for any reason, it is the intention of Executive and the Company that such covenants be equitably reformed or modified only to the extent necessary to render them valid and enforceable in all respects. In the event that the time period and/or geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the intention of Executive and the Company that the enforcing court reduce or modify the time period and/or geographic scope only to the extent necessary to render such covenants reasonable, valid, and enforceable in all respects. The Executive acknowledges and agrees that the restrictions set forth in this Section 4 are in addition to, and not in lieu of, any non-competition, non-solicitation, proprietary rights, unauthorized disclosure, or other restrictive covenants by which Executive may be bound in favor of the Company or its affiliates.

Section 5.                   Representation.

The Executive represents and warrants that (i) she is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits her ability to enter into and fully perform her obligations under this Agreement and (ii) she is not otherwise unable to enter into and fully perform her obligations under this Agreement. The Executive further represents and warrants that she will abide by the policies, rules, and regulations of Company as such policies, rules, and regulations may be in effect from time to time during Executive’s employment with Company. The Company acknowledges that Executive is permitted to continue her partial ownership of, and provision of advisory services to, National Benefit Programs, LLC.

Section 6.                   Withholding; Taxes.

All amounts paid to the Executive under this Agreement during or following the Term shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes relating to the payment or provision of any amounts or benefits paid to the Executive hereunder or otherwise.

Section 7.                   Miscellaneous.

7.1.             Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

7.2.             Assignment. This Agreement, and the rights and obligations hereunder, may be assigned by the Company but may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void.

7.3.             Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service by a reputable commercial service, (ii) facsimile during normal business hours (9 a.m.-5 p.m. local time of the recipient) on a business day, with confirmation of receipt, or (iii) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

(a)	If to the Executive, to the most recent address for the Executive on file with the Company; and

(b)	If to the Company, to:

JetPay Corporation
7450 Tilghman Street
Allentown, PA 18106
Attn: Greg Krzemien

with a copy (which shall not constitute notice) to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attention: James A. Lebovitz
Telephone: (215) 994-4000
Facsimile: (215) 994-2222

All such notices, requests, consents and other communications shall be deemed to have been given when received. Any party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

7.4.             Governing Law; Dispute Resolution.

(a)                Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

(b)                Waiver of Jury Trial; Service of Process. Process in any action or other proceeding under this Agreement may be served on any party anywhere in the world. THE PARTIES HERETO HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING arising out of or relating to this Agreement or the Executive’s employment by the Company, or the Executive’s or the Company’s performance under, or the enforcement of, this Agreement.

7.5.             Section 409A. The parties intend that this Agreement shall be interpreted to comply with Section 409A. Notwithstanding anything in this Agreement to the contrary, any payments or benefits due hereunder that constitute non-exempt “deferred compensation” (as defined in Section 409A) that are otherwise payable by reason of the Executive’s termination of employment will not be paid or provided to the Executive until the Executive has undergone a “separation from service” (as defined in Section 409A). If, and only if, the Executive is a “specified employee” (as defined in Section 409A) and a payment or benefit provided for in this Agreement would be subject to additional tax under Section 409A if such payment or benefit is paid within six (6) months after the Executive’s separation from service, then such payment or benefit shall not be paid (or commence) during the six-month period immediately following the Executive’s separation from service except as provided in the immediately following sentence. In such an event, any payment or benefits that otherwise would have been made or provided during such six-month period and that would have incurred such additional tax under Section 409A shall instead be paid to the Executive in a lump-sum cash payment on the first business day following the termination of such six-month period or, if earlier, within 15 days following the date of the Executive’s death. The Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. If the Executive is entitled to any reimbursement of expenses or in-kind benefits that are includable in the Executive’s federal gross taxable income, the amount of such expenses reimbursable or in-kind benefits provided in any one calendar year shall not affect the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. The Executive’s right to reimbursement of expenses or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit. Neither the Company nor any of its affiliates will be held liable for any taxes, interest, penalties or other amounts owed by the Executive, including as a result of the application of Section 409A.

7.6.             Severability. Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction.

7.7.             Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior representations, agreements (including the Original Agreement) and understandings (including any prior course of dealings), both written and oral, between the parties with respect to the subject matter hereof.

7.8.             Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

7.9.             Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

7.10.          General Interpretive Principles. The headings of the sections, subsections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes,” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

7.11.          Attorneys’ Fees. The Company shall pay Executive’s reasonable attorneys’ fees arising out of the negotiation of this Agreement.

IN WITNESS WHEREOF, intending to be legally bound, the undersigned have executed this Agreement, knowingly and voluntarily, as of the date first written above.

JETPAY CORPORATION

/s/ Diane (Vogt) Faro Diane (Vogt) Faro	/s/ Gregory Krzemien
By: Gregory Krzemien Title: Chief Financial Officer